UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2019 (March 25, 2019)

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On March 25, 2019 (the “Closing Date”), Aldeyra Therapeutics, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) by and among the Company, certain subsidiaries of the Company from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto (collectively, referred to as “Lender”) and Hercules Capital, Inc., in its capacity as administrative agent and collateral agent for itself and the Lender (in such capacity, the “Agent”), pursuant to which a term loan of up to an aggregate principal amount of $60.0 million may be made available to the Company. The Loan Agreement provides for an initial term loan advance of up to $5.0 million at the Company’s option, commencing on the Closing Date through and including April 15, 2019; three additional term loan advances of up to $15.0 million, at the Company’s option, each available to the Company upon the occurrence of certain funding conditions prior to September 30, 2019, March 31, 2020 and March 31, 2021, respectively; and a final additional term loan advance of up to $10.0 million, at the Company’s option, subject to approval by Lender’s investment committee.

The term loan bears interest at an annual rate equal to the greater of (i) 9.10% and (ii) the prime rate (as reported in the Wall Street Journal or any successor publication thereto) plus 3.10%. The Loan Agreement provides for interest-only payments for twenty-four months, with an option to extend the interest-only period to thirty-six months based upon the achievement of certain milestones and repayment of the aggregate outstanding principal balance of the term loan in monthly installments starting upon expiration of the interest only period and continuing through October 1, 2023 (the “Maturity Date”). In addition, the Company paid a fee of $375,000 upon closing and is required to pay a fee of 6.95% multiplied by the aggregate amount of advances under the Loan Agreement at maturity. At the Company’s option, the Company may elect to prepay all, but not less than all, of the outstanding term loan by paying the entire principal balance and all accrued and unpaid interest thereon plus all fees and other amounts due under the Loan Agreement, including a prepayment charge equal to the following percentage of the principal amount being prepaid: 3% if the term loan is prepaid during the first 24 months following the initial closing and 1.5% if the term loan is prepaid any time thereafter but prior to 36 months.

In connection with the Loan Agreement, the Company granted Agent a security interest in all of the Company’s personal property now owned or hereafter acquired, excluding intellectual property, and a negative pledge on intellectual property. The Loan Agreement also contains certain events of default, representations, warranties and non-financial covenants of the Company. In addition, the Company granted Lender an option to purchase up to an aggregate of $2.0 million of the Company’s equity securities, or instruments exercisable for or convertible into equity securities, sold to investors in financings upon the same terms and conditions afforded to such other investors.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreement is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On March 26, 2019, management of the Company held a conference call to discuss data from the ALLEVIATE Phase 3 clinical trial of topical ocular reproxalap in patients with allergic conjunctivitis. A copy of the presentation used in connection with this conference call is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01.	Other Events.

On March 26, 2019, the Company issued a press release announcing positive results from the ALLEVIATE Phase 3 clinical trial of topical ocular reproxalap in patients with allergic conjunctivitis. A copy of the Company’s press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated as of March 25, 2019, by and among the Registrant, certain subsidiaries of the Registrant from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto and Hercules Capital, Inc.

99.1	Aldeyra Therapeutics, Inc. Presentation dated March 26, 2019.

99.2	Aldeyra Therapeutics, Inc. Press Release dated March 26, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

Date: March 26, 2019	By:	/s/ Joshua Reed
Joshua Reed Chief Financial Officer